                                                                      EXHIBIT 12


                         YORK INTERNATIONAL CORPORATION

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)


                                               1995      1996      1997     1998     1999
                                               ----      ----      ----     ----     ----
Earnings (loss) before taxes and
  cumulative effect of accounting change     $(70,782)  204,463   78,468  187,303  118,082

Interest expense                               41,412    34,544   40,876   41,527   61,150
Interest component of
  rental expense                                5,055     5,590    5,036    5,797    6,487
                                             --------   -------  -------  -------  -------
                                             $(24,315)  244,597  124,380  234,627  185,719
                                             ========   =======  =======  =======  =======

Interest expense                               41,412    34,544   40,876   41,527   61,150
Interest component of
  rental expense                                5,055     5,590    5,036    5,797    6,487
                                             --------   -------  -------  -------  -------
                                             $ 46,467    40,134   45,912   47,324   67,637
                                             ========   =======  =======  =======  =======

Fixed charge coverage ratio                       0.0       6.1      2.7      5.0      2.7
                                             ========   =======  =======  =======  =======



Note - Earnings (loss) before taxes and cumulative effect of accounting change for 1995 are after a charge for impairment loss on long-lived assets of $244,473. As a result, fixed charges exceed earnings (loss) before taxes and cumulative effect of accounting change for 1995, net of such fixed charges by $70,782.